Exhibit 3.184

ARTICLES OF INCORPORATION OF

SIOUX FALLS AMBULANCE, INC.

We, the undersigned, natural persons of the age of twenty-one years or more acting as incorporators of a corporation under the South Dakota Business Corporation Act hereby adopt the following Articles of Incorporation for such corporation:

FIRST

The name of such corporation is Sioux Falls Ambulance, Inc.

SECOND

The period of its duration is perpetual.

THIRD

The purpose or purposes for which the corporation is organized are to own and operate an ambulance and livery service and for any other purpose incident or necessary thereto; to receive property by gift, deed or will, and generally to do any and everything not prohibited to such corporation. Nothing herein contained shall be deemed to limit or deprive this corporation of the powers granted to such corporations by said South Dakota Business Corporation Act.

FOURTH

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) shares of common capital stock of the par value of One Hundred Dollars ($100.00) per share.

FIFTH

The corporation shall not commence business until at least One Thousand Dollars ($1,000.00) has been received by it as consideration for the issuance of shares.

SIXTH

Provisions limiting or denying to shareholders the preemptive right to acquire additional or treasury shares of the corporation are: None.

SEVENTH

Provisions for the regulation of the internal affairs of the corporation are: None.

EIGHTH

The address of the registered office of the corporation is Room 310, 100 North Phillips Avenue, Sioux Falls, South Dakota, and the name of its registered agent at such address is Leroy S. Hoss.

NINTH

The number of directors constituting the initial Board of Directors of the corporation is three and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
Leroy S. Hoss	Room 310, 100 North Phillips Sioux Falls, South Dakota

Perdean C. Davidson	1107 First Street South Moorhead, Minnesota

Richard J. Auld	2905 South Elmwood Sioux Falls, South Dakota

TENTH

The name and address of each incorporator is:

NAME	ADDRESS
Leroy S. Hoss	Room 310, 100 North Phillips Sioux Falls, South Dakota

Perdean C. Davidson	1107 First Street South Moorhead, Minnesota

Richard J. Auld	2905 South Elmwood Sioux Falls, South Dakota

/s/ Leroy S. Hoss

/s/ Perdean C. Davidson

/s/ Richard J. Auld
Incorporators

STATE OF SOUTH DAKOTA	)
	:	SS
COUNTY OF MINNEHAHA	)

I, J. B. Shultz, a Notary Public, hereby certify that on the 6th day of November, 1967, personally appeared before me Leroy S. Hoss, Perdean C. Davidson and Richard J. Auld, who, being by me first duly sworn, severally declare that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

/s/ J. B. Shultz
J. B. Shultz
Notary Public – South Dakota.

STATE OF SOUTH DAKOTA	)
	:	SS
COUNTY OF MINNEHAHA	)

Leroy S. Hoss and Perdean C. Davidson, being duly sworn, each for himself, deposes and says: That he is one of the persons described in and who signed the foregoing Articles of Incorporation as an incorporator therein; that he has read the said Articles and knows the contents thereof; that the incorporators intend in good faith to form a corporation for the purpose of promotion of a lawful business as set forth in said Articles and not for the purpose of enabling any corporation or corporations to avoid the provisions of Chapter 13.18 of the South Dakota Code of 1939 of the State of South Dakota relating to unlawful trusts and combinations and laws amendatory thereto.

/s/ Leroy S. Hoss
Leroy S. Hoss

/s/ Perdean C. Davidson
Perdean C. Davidson

Subscribed and sworn to before me this 6th day of November, 1967.

/s/ J. B. Shultz
J. B. Shultz
Notary Public – South Dakota.

STATEMENT OF CANCELLATION

SIOUX FALLS AMBULANCE, INC.

Sioux Falls Ambulance, Inc. has pursuant to the Redemption Agreement, attached as Exhibit A and authorized by special meeting of the Board of Directors of the corporation held on June 27, 1975, acquired twenty-two (22) shares of the common capital stock of Sioux Falls Ambulance, Inc. At a special meeting of the Board of Directors on July 7, 1975, the Board adopted a resolution canceling the twenty-two (22) shares of common capital stock of the corporation acquired by the corporation pursuant to the June 27, 1975, Stock Redemption Agreement. A copy of the cancellation resolution is attached as Exhibit B.

The aggregate number of shares still issued after giving effect to the cancellation will be eighteen (18). All shares are of single class - namely, the common capital stock of Sioux Falls Ambulance, Inc. The stated capital of Sioux Falls Ambulance, Inc. after giving effect to the cancellation of the twenty-two (22) shares, will be One Thousand Eight Hundred Dollars ($1,800.00).

SIOUX FALLS AMBULANCE, INC.

By	/s/
Its President

By	/s/
Its Secretary

Filed this 31st day of July, 1975 Lorna B. Herseth, SECRETARY OF STATE

STATE OF SOUTH DAKOTA	)
	:	SS
COUNTY OF MINNEHAHA	)

Leo T. Flynn, being first duly sworn, deposes and says that he is the President of Sioux Falls Ambulance, Inc.; that he has read the foregoing Statement of Cancellation and knows the contents thereof, and that the same is true of his own knowledge except as to matters therein stated upon information and belief, and as to those matters he believes the same to be true.

/s/

SUBSCRIBED and sworn to before me this 25th day of July, 1975.

/s/
Notary Public - South Dakota My commission expires: 4-22-83

STOCK REDEMPTION AGREEMENT

THIS AGREEMENT, made this 27th day of June, 1975, between P. C. DAVIDSON, of Fargo, North Dakota, hereinafter referred to as “Seller”, and SIOUX FALLS AMBULANCE, INC., a South Dakota corporation, hereinafter referred to as “Company”,

W I T N E S S E T H:

WHEREAS, Seller is the owner of twenty-two (22) shares of the issued and outstanding stock of the Company and is desirous of withdrawing from the management and ownership of the Company and wishes to sell and liquidate all of his interest therein; and

WHEREAS, Company, by action of its Board of Directors at their meeting on June 27, 1975, has agreed to purchase and redeem the Seller’s shares for the full sum of $104,760.00; and

WHEREAS, it is contemplated that this redemption shall be in complete redemption of all of the stock of “Seller” actually and constructively owned and he shall not after the date of closing have any interest whatsoever in the Company except as a creditor with respect to the unpaid purchase price of his stock,

NOW, THEREFORE, it is agreed between the parties hereto as follows:

1. Sale of Stock. Seller shall sell, and Company shall purchase and redeem twenty-two (22) shares of the common capital stock of Company now owned and held by Seller, for a total purchase price of $10,760.00.

2. Payment of Purchase Price and Loan. Company shall pay the total purchase price at the time of closing. Seller shall transfer 22 shares of the common capital stock of the Company to Company at time of closing.

3. Closing. Closing shall occur in Sioux Falls, South Dakota, on June 27, 1975.

4. Warranties of Seller. In order to induce Company to enter into this agreement, Seller warrants and represents:

A.	That he owns 22 shares of the common capital stock of Company, of which 40 shares are issued and outstanding, and that his shares are free and clear of all encumbrances, and that he has the right to sell the said shares.

B.	Between the date hereof and the closing, Company will not modify or reduce its authorized shares, will not consolidate or merge with any other business, will not distribute any of its assets, or pay or declare any dividends in cash or in property or in any of its shares, will not redeem any of its outstanding shares, and will not sell, mortgage, encumber or dispose of any of its property except in the regular course of its business.

5. Warranties of Company. In order to induce Seller to enter into this agreement, Company warrants and represents:

A.	That it will proceed with due diligence to arrange bank financing and will make every reasonable effort to obtain such financing.

B.	That Company, between the date of this agreement and closing, will not modify or change the basic operations of Company, will not encumber or dispose of any of the assets, will not make any major adjustments in salaries or enter into any leases or contracts which are not in the ordinary course of business, and will not buy or sell any major assets without the consent of Seller. However, this does not restrict Company from approaching the County of Minnehaha and the City of Sioux Falls to make adjustments in the existing subsidy contract.

6. Seller’s Withdrawal from Company. As of date of closing, Seller tenders his stock for redemption, resigns and withdraws as director, officer and employee of Company, and undertakes and agrees that he will not acquire any such interest or position for a ten-year period running from the date of closing.

7. Non-Competition. Seller agrees not to compete with Company by providing ambulance service in Sioux Falls, South Dakota, for a period of ten years from the date of this agreement, so long as company does not breach its existing contract with the City of Sioux Falls, South Dakota. Seller may compete with Company within the ten-year period only in the event that the City Commission of Sioux Falls requests his provision of ambulance service in Sioux Falls for reason of Company’s inability to provide adequate ambulance service for Sioux Falls.

This agreement shall be binding upon and shall inure to the benefit of the parties, their legal representatives and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and official seals the day and year first above written.

/s/ P. C. Davidson
P. C. Davidson

SIOUX FALLS AMBULANCE, INC.

By	/s/